Exhibit 10.2

FIRST AMENDMENT

TO EMPLOYMENT AGREEMENT

This FIRST AMENDMENT, dated effective as of October 1, 2026 (this “Amendment”), is made to that certain Employment Agreement, entered into on April 16, 2026 (the “Agreement”), by and between Game Your Game, Inc., a Nevada corporation (the “Company”), and Soumya Das (the “Employee”). Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Agreement.

WHEREAS, the Company and the Employee desire to amend certain provisions of the Agreement contained in Sections 5, 6, 10, 11 and 14 thereof concerning, among other things, the Employee’s Base Salary and bonuses.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Amendments.

a. Section 5 of the Agreement is hereby amended and restated in its entirety to read as follows:

“As full compensation for the performance of his duties on behalf of Employer, Employee shall be compensated as follows:

(i) Base Salary. Employer shall pay Employee a base salary at the rate of Three Hundred Thousand Dollars ($300,000) effective as of October 1, 2026, which may be increased from time to time as agreed by the Employer, subject to the approval of the Company’s Board of Directors (the “Board”), or a committee thereof, payable on a monthly or semi-monthly basis as agreed by the Employee and Employer (“Base Salary”).

(ii) Bonuses. Effective as of January 1, 2027, in addition to Base Salary, Employee shall be eligible for an annual bonus in an amount of $200,000 (the “Annual Bonus”) for each fiscal year of the Company (the “Yearly Period”), which may be payable in cash or shares of common stock of the Company issued under the Plan (as defined in Section 6(i)), or any successor plan, valued at a price per share determined by the Board or Compensation Committee in good faith, at the Board’s discretion, subject to the completion of certain performance milestones to be established in writing by the Board or Compensation Committee, after considering Employee’s input (which shall not be binding on the Board or Compensation Committee), no later than sixty (60) days after the commencement of each Yearly Period, which milestones shall specify the portion of the Annual Bonus allocable to each calendar quarter of such Yearly Period; provided that any delay in establishing such milestones shall not constitute a breach of this Agreement or Good Reason (as defined below), and the Board or Compensation Committee shall establish such milestones as promptly as practicable thereafter. Achievement of the performance milestones established by the Board or Compensation Committee shall be determined by the Board or Compensation Committee, as applicable, in good faith, on a quarterly basis, and the applicable portion of the Annual Bonus described in this Section 5(ii) shall be deemed earned upon such determination. The Annual Bonus, as allocated by the Board or Compensation Committee, shall be payable quarterly based on the performance milestones achieved for such quarter in the applicable Yearly Period, as determined in accordance with this Section 5(ii), and prorated for any period less than a full quarter. Except as set forth in Section 14 herein, any portion of the Annual Bonus earned for a Yearly Period’s calendar quarter will be paid within sixty (60) days of the close of such calendar quarter.

(iii) Transaction Bonus. Following the closing of a strategic acquisition transaction approved by the Board with an unaffiliated third party company (“Target”) and undertaken to advance the Company’s long term goals which may include expanding capabilities, entering new markets, acquiring new technology or strengthening the Company’s financial position (generally an “Acquisitive Acquisition”) through the purchase of either (x) more than fifty percent (50%) of the outstanding voting equity of such Target, or (y) all or substantially all of such Target’s assets that are used in or useful to the business of such Target, with total transaction consideration (including the maximum amount of any contingent consideration) equal to or in excess of $1 million, Employee shall be awarded a bonus (an “Acquisitive Transaction Bonus”) in an amount equal to the sum of: (A) three percent (3%) of the total transaction consideration actually paid by the Company to the Target or its equity holders (“Paid Consideration”) up to and including $10,000,000; plus (B) one percent (1%) of the portion of Paid Consideration exceeding $10,000,000, up to and including $50,000,000; plus (C) with respect to any portion of Paid Consideration exceeding $50,000,000, such additional amount, if any, as may be determined by the Board or Compensation Committee in its sole discretion, as the case may be, which Acquisitive Transaction Bonus shall be payable in cash or shares of common stock of the Company, the form of which payment will be determined by the Board or Compensation Committee in its sole discretion, as the case may be. For purposes of calculating Paid Consideration, consideration paid in the form of securities or other non-cash property shall be deemed “paid” upon issuance or transfer and shall be valued as set forth in the definitive transaction agreement or, if not so specified, at fair market value as reasonably determined by the Board in good faith. Paid Consideration shall exclude any indebtedness or other liabilities of the Target assumed or repaid in connection with the Acquisitive Acquisition, and any amounts deposited into escrow or otherwise held back shall be deemed paid only when and to the extent released to the Target or its equity holders. For clarity, each percentage in clauses (A) and (B) shall apply only to the incremental portion of Paid Consideration within the applicable range. The tiers in clauses (A) through (C) shall apply separately to each Acquisitive Acquisition; provided that a series of related transactions with the same Target or its affiliates shall be treated as a single Acquisitive Acquisition. The Acquisitive Transaction Bonus shall be earned only if, and at the time that, the corresponding Paid Consideration is paid by the Company, and only if Employee remains continuously employed by the Company through the date such Paid Consideration is paid. The Acquisitive Transaction Bonus shall be calculated and paid on Paid Consideration as and when such consideration is paid, with the initial installment payable within sixty (60) days after the closing based on Paid Consideration paid at or prior to closing, and subsequent installments payable within sixty (60) days after each subsequent payment of consideration by the Company, including any installment, earnout, milestone, deferred or holdback payment, in each case applying the percentages in clauses (A) through (C) to cumulative Paid Consideration. For purposes of calculating each installment, cumulative Paid Consideration shall be reduced by any consideration returned to or recovered by the Company or any of its subsidiaries (including through any purchase price adjustment or indemnification claim), and each installment shall equal the Acquisitive Transaction Bonus calculated on such net cumulative Paid Consideration less the aggregate amount of all installments previously paid with respect to such Acquisitive Acquisition; provided that no installment shall be less than zero. If the amount so calculated would be less than zero, the absolute value of such amount (a “Shortfall”) shall reduce, dollar for dollar, any Acquisitive Transaction Bonus that subsequently becomes payable with respect to any other Acquisitive Acquisition, and any such subsequent Acquisitive Transaction Bonus shall be earned only to the extent it exceeds any Shortfall then outstanding. Any amount of a Shortfall applied to reduce another Acquisitive Transaction Bonus shall be treated as a reduction in the installments previously paid with respect to the Acquisitive Acquisition giving rise to such Shortfall. In no event shall any Shortfall be recovered from, or reduce, Employee’s Base Salary, Annual Bonus or any other compensation, and Employee shall have no obligation to repay any Acquisitive Transaction Bonus previously paid.”

b. Section 6(i) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(i) Stock Option Grant. Subject to the approval of the Board (or the Compensation Committee of the Board, if composed solely of “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act) and Employee’s continued employment with the Company through the applicable grant date, Employee shall be entitled to (A) an initial grant of stock options to purchase 500,000 shares of common stock of the Company (the “Initial Options”); and (B) an additional grant of stock options to purchase 500,000 shares of common stock of the Company (the “Additional Options,” and together with the Initial Options, the “Options”), each of which will be granted subject to the approval by the Board and pursuant to and in accordance with the terms and conditions of the Company’s 2026 Equity Incentive Plan (the “Plan”). The Options will have an exercise price per share equal to the fair market value of a share of the Company’s common stock on the applicable grant date(s), as determined in accordance with the Plan, and will each vest ratably in equal installments over 48 months from the applicable grant date(s), subject to Employee’s continued service through each applicable vesting date(s), as set forth in an award agreement issued in accordance with the Plan and consistent with the terms of this Agreement. The Options shall be incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), to the maximum extent permitted thereunder, and any portion of the Options that does not qualify as incentive stock options shall be non-qualified stock options. The Options described in this Section 6(i) are subject to, and shall not be effective unless and until they are approved by the Board and following the execution of the applicable stock option award agreement(s) reflecting the grant of such Options to the Employee. Employee shall also be eligible to participate in the equity-based incentive plans of the Company and may receive awards thereunder, as determined by the Compensation Committee of the Company from time to time and subject to the terms and conditions of such plans and any award agreement between the Company and Employee evidencing such awards. Notwithstanding the foregoing, nothing in this Section 6(i) shall confer or be deemed to confer on the Employee any right to continue in the employ of, or to continue any other relationship with, the Company and/or its subsidiaries, or limit in any way the right of the Company to terminate Employee’s employment or other relationship at any time in accordance with this Agreement.”

c. Section 10 of the Agreement is hereby amended by deleting the last sentence thereof in its entirety and replacing it with the following:

“Employer hereby notifies Employee, in accordance with California Labor Code Section 2872, that the provisions of this Section 10 do not apply to any invention that Employee developed entirely on Employee’s own time without using Employer’s equipment, supplies, facilities or trade secret information, except for those inventions that either (x) relate, at the time of conception or reduction to practice of the invention, to Employer’s business, or actual or demonstrably anticipated research or development of Employer, or (y) result from any work performed by Employee for Employer.”

d. Section 11(iii) of the Agreement is hereby amended by inserting the following sentence immediately after the words “applicable federal or state law or regulation.”:

“Further, nothing in this Agreement prevents Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful, or from inquiring about, discussing or disclosing wages or working conditions to the extent such activity is protected by applicable law.”

e. Clause (2) of Section 14(a)(ii) of the Agreement is hereby amended by replacing the words “within 45 days of termination or resignation” with the words “within the time required by California Labor Code Sections 201 and 202”.

f. Section 14(c) of the Agreement is hereby amended by (A) inserting the words “Subject to applicable law (including any obligation of Employer to provide reasonable accommodation or protected leave),” at the beginning of the first sentence thereof, and (B) deleting in its entirety the sentence beginning “Employee warrants, represents and agrees that holding open his position”.

2. No Other Amendments. Except as expressly modified by this Amendment, the terms and provisions of the Agreement shall remain unmodified and in full force and effect.

3. Conflicting Terms. Wherever the terms and conditions of this Amendment and the terms and conditions of the Agreement are in conflict, the terms of this Amendment shall be deemed to supersede the conflicting terms of the Agreement.

4. Headings. The headings used in this Amendment are for convenience and reference purposes only and are not to be considered in construing or interpreting the scope or intent of this Amendment.

5. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. PDF or other electronic transmission of execution copies or signature pages for this Amendment shall be legal, valid and binding execution and delivery for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Amendment as of the date first written above.

The Company:

Game YOUR GAME, INC.

By:	/s/ Adam Benson
Name:	Adam Benson
Title:	Director

The Employee:

/s/ Soumya Das
Soumya Das

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